Exhibit 99.1



          Ultralife Batteries Reports Fourth Quarter Results


    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 9, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported results for the fourth quarter and full year periods ended December 31, 2005. Operating income for the quarter was $0.1 million on revenues of $17.8 million. In comparison, the company reported an operating loss of $3.4 million on revenue of $18.4 million for the same period last year. The operating loss in the prior year included a non-cash impairment charge of $1.8 million related to polymer rechargeable production equipment.
    The fourth quarter revenue reflects an increase in sales of high-rate battery products offset by lower shipments of BA-5390 batteries to the U.S. military, as anticipated. Revenues associated with technology contracts declined $0.8 million due to the timing of development activity with various contracts. As a percentage of revenues, gross margins were 21% compared to 11% in the same quarter last year, mainly as a result of improved manufacturing efficiencies in the U.K operation. Operating expenses were $3.5 million compared with $3.7 million last year, excluding the $1.8 million impairment charge last year. Income taxes in the fourth quarter of 2005 amounted to a benefit of $0.2 million. The net loss for the fourth quarter of 2005 was $40,000, or less than $.01 per share, compared with net income of $18.1 million, or $1.20 per diluted share, for the same period a year ago. The results in the fourth quarter of 2004 reflected a $21.1 million, or $1.41 per diluted share, income tax benefit related to the recognition of a deferred tax asset associated with the company's U.S. net operating loss carryforwards.
    For the twelve-month period ended December 31, 2005, revenues totaled $70.5 million compared with $98.2 million reported for 2004. A decline in shipments of BA-5390 batteries to the U.S. military was partially offset by higher commercial revenues and other military-related sales. The company reported an operating loss of $2.9 million for full year of 2005 compared to operating income of $5.1 million last year, reflecting lower gross margins associated with lower volumes. The net loss for 2005 was $4.3 million, or $.30 per share, compared to net income of $22.3 million, or $1.48 per diluted share, for 2004, including the $21.1 million impact from the recognition of the income tax benefit.
    "During 2005, Ultralife made great strides in building its non-9-volt commercial business with revenues increasing by approximately 40% on the strength of groundbreaking automotive telematics contracts in addition to design wins in other target markets where our power solutions add value to device applications, notably search and rescue. We also succeeded in trimming our cost structure in the second half of the year, as planned, realigning our business model to be breakeven at the operating earnings line on $18 million in quarterly revenue," said John D. Kavazanjian, president and chief executive officer.
    "Looking ahead, we are optimistic about the prospects for continued growth of our commercial business. Our goals include adding new automotive telematics contracts and continuing to convert design wins into production contracts. As previously announced, adding Able New Energy Co. Ltd. to the Ultralife family will also open up significant new avenues for our commercial business while creating opportunities to reduce costs even further by employing sourcing alternatives in China," concluded Kavazanjian. "On the military side, indications are favorable for renewed order flow from the U.S. Military and we are ready to deliver with the qualified BA-5390A and BA-5347 batteries. Over the course of 2006, we plan to complete the qualification of the other batteries under the Next Gen II, Phase IV award both in the U.S. and the U.K. while actively promoting the migration from our competitors' sulfur dioxide chemistry to Ultralife's manganese dioxide batteries. In summary, we are in an excellent position competitively with an expanding set of target market opportunities supported by an increasing array of power solutions and improving operational efficiency."

    Outlook

    Management expects revenues in the first quarter of 2006 to be approximately $21 million, including the restart of shipments of BA-5390 batteries to the U.S. military. Management projects operating income will be in the range of $750,000 in the first quarter, excluding any impact from the expensing of stock options pursuant to the adoption of FAS 123R. The company projects its first quarter non-cash expense related to stock options will be approximately $250,000.
    For the full year, the company anticipates quarterly growth resulting in revenue of at least $90 million. Growth above $90 million will depend on a number of factors, including the pace at which the military transitions to manganese dioxide technology, and further expansion in commercial markets.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.
    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 9, 2006 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #6857549, during the period starting at 1:00 p.m. ET February 9 and ending at 1:00 p.m. ET February 16, 2006.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

----------------------------------------------------------------------

                                       Three-Month      Twelve-Month
                                      Periods Ended    Periods Ended

                                   December December December December
                                       31,     31,      31,      31,
                                      2005    2004     2005     2004
                                      ----    ----     ----     ----

Revenues:
  Non-rechargeable products          $15,204 $14,913 $58,509  $87,899
  Rechargeable products                2,391   2,418  10,067    8,071
  Technology contracts                   248   1,031   1,925    2,212
                                     ------- ------- -------  -------
Total revenues                        17,843  18,362  70,501   98,182

Cost of products sold:
  Non-rechargeable products           11,781  13,017  47,626   67,408
  Rechargeable products                2,021   2,413   8,751    8,653
  Technology contracts                   371     886   1,866    1,819
                                     ------- ------- -------  -------
Total cost of products sold           14,173  16,316  58,243   77,880
                                     ------- ------- -------  -------

Gross margin                           3,670   2,046  12,258   20,302

Operating expenses:
  Research and development               877     878   3,751    2,633
  Selling, general, and
   administrative                      2,664   2,789  11,409   10,771
  Impairment of long lived assets          -   1,803       -    1,803
                                     ------- ------- -------  -------
Total operating expenses               3,541   5,470  15,160   15,207
                                     ------- ------- -------  -------

Operating income /(loss)                 129  (3,424) (2,902)   5,095

Other income (expense):
  Interest income                         23      49     185      116
  Interest expense                      (228)   (189)   (821)    (598)
  Gain on fires                            -     214       -      214
  Write-off of UTI investment and
   note receivable                         -       -       -   (3,951)
  Miscellaneous                         (115)    320    (318)     352
                                     ------- ------- -------  -------
(Loss)/income before income taxes       (191) (3,030) (3,856)   1,228
                                     ------- ------- -------  -------

Income tax provision-current               -      54       3       32
Income tax (benefit)/provision-
 deferred                               (151)(21,136)    486  (21,136)
                                     ------- ------- -------  -------
  Total income taxes                    (151)(21,082)    489  (21,104)
                                     ------- ------- -------  -------

Net (loss)/income                       $(40)$18,052 $(4,345) $22,332
                                     ======= ======= =======  =======


(Loss)/earnings per share - basic     $(0.00)  $1.26  $(0.30)   $1.59
                                     ======= ======= =======  =======
(Loss)/earnings per share - diluted   $(0.00)  $1.20  $(0.30)   $1.48
                                     ======= ======= =======  =======


Weighted average shares outstanding
 - basic                              14,727  14,288  14,551   14,087
                                     ======= ======= =======  =======
Weighted average shares outstanding
 - diluted                            14,727  15,000  14,551   15,074
                                     ======= ======= =======  =======


                       ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                              (unaudited)
----------------------------------------------------------------------


                                                     December December
                                                        31,      31,
                       ASSETS                          2005     2004
                                                       ----     ----

Current assets:
   Cash and investments                              $ 3,214  $11,529
   Trade accounts receivable, net                     10,965    8,585
   Inventories                                        19,446   13,938
   Prepaid expenses and other current assets           5,768    6,131
                                                     -------- --------
     Total current assets                             39,393   40,183

Property and equipment                                19,931   20,202

Other assets                                          22,363   20,749
                                                     -------- --------

   Total Assets                                      $81,687  $81,134
                                                     ======== ========

        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of long-term
    debt                                             $ 7,715  $ 2,390
   Accounts payable                                    5,218    3,545
   Other current liabilities                           5,481    3,603
                                                     -------- --------
      Total current liabilities                       18,414    9,538
                                                     -------- --------

Long-term liabilities:
    Long-term debt and capital lease obligations          25    7,215
    Other long-term liabilities                        1,141      756
                                                     -------- --------
      Total long-term liabilities                      1,166    7,971
                                                     -------- --------

Shareholders' equity:
   Common stock, par value $0.10 per share             1,547    1,502
   Capital in excess of par value                    130,530  127,299
   Accumulated other comprehensive income             (1,054)    (605)
   Accumulated deficit                               (66,538) (62,193)
                                                     -------- --------
                                                      64,485   66,003
   Less --Treasury stock, at cost                      2,378    2,378
                                                     -------- --------
       Total shareholders' equity                     62,107   63,625
                                                     -------- --------

Total Liabilities and Shareholders' Equity           $81,687  $81,134
                                                     ======== ========


    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com